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First Virtual Communications, Inc.

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Dear Stockholders:

2002 was a challenging but exciting year for First Virtual Communications (“FVC”). We began executing the strategy that we initiated following our merger with CUseeMe Networks, with the objective of creating a great software company.

Today, FVC is the combined technology of First Virtual Communications, a provider of video conferencing solutions over broadband networks, and CUseeMe Networks, a company that had developed desktop videoconferencing software solutions for use over the Internet.

While the strategy proved to be the right path for FVC, we encountered some difficulties in the transition. First, the revenue from the traditional hardware business, which had previously served as the core of FVC, dissipated faster than expected. Second, developing the family of Click to Meet software solutions took longer than expected, primarily because of the products’ complexity. However, we now have a family of rich media web conferencing solutions that we believe sets the standard in the industry.

FVC is now a software company focused on providing next generation rich media web conferencing solutions. FVC is not a service provider like Web Ex or Placeware, who sell access to their network and applications as a subscription. Rather, FVC licenses software to enterprise customers and service providers, enabling them to own and manage a rich media web conferencing application over their secure private networks or over the public Internet. FVC is the only company that delivers a product that can manage multipoint calls with audio, data and video within a single browser window.

Although we have made great progress in developing some exciting web conferencing products over the past year, we have not yet achieved financial success. With the objective of accelerating the rate of progress in achieving profitability, the company’s executive management team was completely changed over the past year. FVC now has a new chief executive officer, chief financial officer, vice president of sales, vice president of engineering and vice president of support services. These personnel changes have already resulted in significant improvements for the company.

The new management team has introduced process and increased focus to most of the company’s functional areas. The team has developed a well-defined product roadmap and is committed to a financial plan with aggressive cost and expense controls. The entire team is not only focused on execution, but re-invigorated and incredibly motivated to turn FVC into a tremendously successful company.

In April of 2003, we released new versions of our Click to Meet Express™ and Click to Meet Conference Server™ products. Both are receiving glowing reviews and are winning industry awards. Our results for the quarter ended March 31, 2003 demonstrated that we are accomplishing our spending reduction goals and improving the gross profit margins of our products. We have increased our communications with the industry and we are creating greater awareness of our products and the company. Future progress will continue to be measured by revenue growth, gross margins that are consistently at 80% or higher and a constrained cost structure that will allow FVC to achieve profitability as soon as possible.

The entire team at First Virtual Communications is focused on satisfying our customers, delivering an excellent product, and creating value for our stockholders.

We thank our stockholders for supporting our vision and strategy, and we thank our employees, customers and business partners for their contributions to our achievements during this past year.

Sincerely,

Jonathan Morgan
President & Chief Executive Officer